EXHIBIT 21

                      SUBSIDIARIES OF JESUP & LAMONT, INC.
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SUBSIDIARY                                STATE OF INCORPORATION OR ORGANIZATION
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Jesup & Lamont Securities Corporation     Washington

Empire Financial Group, Inc.              Florida

Empire Investment Advisors, Inc.          Florida